Exhibit 99.1

Viking Therapeutics Reports Third Quarter 2015 Financial Results and Provides Corporate Update

•	Commenced Dosing in Phase 2 Study of VK5211 in Acute Hip Fracture
•	Phase 2 Study of VK2809 in Hypercholesterolemia and Fatty Liver Disease to Begin by Year-End

SAN DIEGO, CA – November 5, 2015 – Viking Therapeutics, Inc. (“Viking”) (NASDAQ: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel, first-in-class or best-in-class therapies for metabolic and endocrine disorders, today announced financial results for the third quarter of 2015 and provided an update on its clinical pipeline and other corporate developments.

Highlights from, and Subsequent to, the Quarter Ended September 30, 2015

“We are excited about the rapid progress we have made with our clinical pipeline, highlighted by VK5211, our novel small molecule selective androgen receptor modulator (SARM) in development for patients recovering from hip fracture,” said Brian Lian, Ph.D., president and chief executive officer of Viking.  “In a short amount of time, we successfully completed a safety, tolerability and pharmacokinetic study in healthy elderly subjects.  Following that, we initiated a Phase 2 trial designed to evaluate VK5211 in the hip fracture setting.  We believe that VK5211 may stimulate the formation of new bone and muscle, which may benefit patients recovering from hip fracture surgery, a population that frequently experiences accelerated losses of bone and muscle.    In addition to VK5211, we continue working to advance our novel thyroid beta agonist, VK2809, into a Phase 2 trial in patients with hypercholesterolemia and fatty liver disease.  We plan to initiate this trial by the end of 2015 and expect both Phase 2 trials to be completed in 2016.  Overall, we continue to execute according to our operational and financial plans.”

Pipeline and Corporate Highlights

•

Successfully completed a short-term safety, tolerability and pharmacokinetic study of VK5211 in healthy elderly subjects.  VK5211, the company’s lead program for muscle and bone disorders, is an orally available, non-steroidal SARM designed to selectively stimulate muscle and bone formation, with reduced activity in peripheral tissues such as skin and prostate.  The study showed VK5211 to be safe and well tolerated at all doses evaluated and demonstrated predictable pharmacokinetic properties.

•

Initiated dosing in the company’s Phase 2 clinical trial of VK5211 in patients who have recently suffered a hip fracture.  The Phase 2 trial is a randomized, double-blind, placebo-controlled, parallel group study designed to evaluate the efficacy, safety and tolerability of VK5211 in up to 120 patients recovering from hip fracture surgery.  Patients will be randomized to receive once-daily VK5211 doses of 0.5 mg, 1.0 mg, 2.0 mg, or placebo for 12 weeks.  The primary endpoint will evaluate the effects of VK5211 on lean body mass after 12 weeks of treatment.  Secondary and exploratory objectives include assessments of bone mineral density, functional performance, quality-of-life, and activities of daily living, as well as safety, tolerability and pharmacokinetics.

•

Advanced the company’s clinical program for VK2809, a tissue selective agonist of the thyroid beta receptor, in patients with hypercholesterolemia and fatty liver disease.  The company remains on track to file the investigational new drug (IND) application for VK2809, and initiate a Phase 2 study by year-end.  The Phase 2 study will be a randomized, double-blind, parallel group, placebo-controlled trial designed to evaluate the efficacy, safety and tolerability of VK2809 in approximately 100 patients with elevated LDL cholesterol and fatty liver disease.  The primary objective of the trial will be to measure the effect of VK2809 treatment on LDL cholesterol levels after 12 weeks of dosing.  Exploratory endpoints will examine changes in liver fat, inflammatory markers, insulin sensitivity and other measures.  The trial is expected to be completed in 2016.

•

Received notification that a scientific abstract for VK5211 was accepted for poster presentation at 8th International Conference of the Society on Sarcopenia, Cachexia and Wasting Disorders (SCWD), to be held December 4 – 6, 2015 in Paris.  The presentation will include new and important findings from a 13 week in vivo study.

•

Successfully completed the manufacture of clinical trial materials for the upcoming Phase 2 trials of VK5211 in patients with hip fracture and VK2809 in patients with hypercholesterolemia and fatty liver disease.

Financial Highlights

Third Quarter Ended September 30, 2015

Research and development expenses for the three months ended September 30, 2015 were $2.5 million compared to $0.8 million for the same period in 2014. The increase was primarily due to increased activities related to the planned initiation of Phase 2 clinical trials for VK5211 and VK2809.

General and administrative expenses for the three months ended September 30, 2015 increased to $1.8 million compared to $0.4 million for the same period in 2014. The increase was primarily due to increased staffing and other costs associated with being a publicly traded company following the close of the company’s initial public offering in May 2015.

For the three months ended September 30, 2015, Viking reported a net loss of $4.7 million, or $0.53 per share, compared to a net loss of $0.3 million, or $0.06 per share, in the corresponding period in 2014. The increase in net loss and net loss per share in the three months ended September 30, 2015 was primarily due to increased research and development and general and administrative expenses following the close of the company’s initial public offering.

Nine Months Ending September 30, 2015

Research and development expenses for the nine months ended September 30, 2015 were $3.7 million compared to $22.1 million for the same period in 2014. The decrease in research and development expenses was primarily related to the company recording a one-time $21.7 million license fee liability as research and development expense during the nine months ended September 30, 2014.  The decrease in research and development expenses during the nine months ended September 30, 2015 were partially offset by increases in the costs of manufacturing and clinical activities associated with advancing the company’s drug candidates and increases in personnel-related costs, including non-cash stock-based compensation.

General and administrative expenses for the nine months ended September 30, 2015 increased to $3.6 million compared to $1.0 million for the same period in 2014. The increase in general and administrative expenses was due to increased staffing and other costs of being a publicly traded company following the close of the company’s initial public offering and additional non-cash stock-based compensation expense.

For the nine months ended September 30, 2015, Viking reported a net loss of $18.3 million, or $2.69 per share, compared to a net loss of $23.3 million, or $5.84 per share, in the comparable period in 2014. The decrease in net loss and net loss per share in the nine months ended September 30, 2015 was primarily due to not having the one-time license fee liability charge in the nine months ended September 30, 2015, which was recorded in the corresponding period in 2014 as well as additional shares outstanding following the close of the company’s initial public offering in May. The decrease was partially offset by an increase in the expense associated with the fair value of accrued license fees.

Balance Sheet as of September 30, 2015

At September 30, 2015, Viking had cash, cash equivalents and investments totalling $17.5 million. As of November 5, 2015, Viking had 9,678,312 shares of common stock outstanding.

More detailed financial information and analysis may be found in Viking’s Quarterly Report on Form 10-Q, which will be filed on or about November 5, 2015 with the Securities and Exchange Commission.

About Viking Therapeutics, Inc.

Viking Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the development of novel, first-in-class or best-in-class therapies for metabolic and endocrine disorders.  The company’s research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients’ lives.  Viking has exclusive worldwide rights to a portfolio of five therapeutic programs in clinical trials or preclinical studies, which are based on small molecules licensed from Ligand Pharmaceuticals Incorporated.  The company’s clinical programs include VK5211, an orally available, non-steroidal SARM, in Phase 2 development for the treatment and prevention of lean body mass loss in patients who have undergone hip fracture surgery, VK2809, a small molecule thyroid beta agonist entering Phase 2 development for hypercholesterolemia and fatty liver disease, and VK0612, a first-in-class, orally available drug candidate in Phase 2 development for type 2 diabetes. Viking is also developing novel and selective agonists of the thyroid beta receptor for adrenoleukodystrophy, as well as two earlier-stage programs targeting metabolic diseases and anemia.

Forward Looking Statements

This press release contains forward-looking statements regarding Viking Therapeutics, including statements about Viking’s expectations regarding the company’s development activities, timelines and milestones, VK5211’s Phase 2 clinical trial, expected timing for completing the VK5211 clinical trial, VK5211’s potential to produce therapeutic benefits, the timing for initiating and completing the proposed Phase 2 clinical trial and the submission of an investigational new drug (IND) application for VK2809, as well as VK2809’s potential to produce therapeutic benefits. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of Viking’s product candidate development activities and clinical trials; and risks regarding regulatory requirements, among others. These forward-looking statements speak only as of the date hereof.  Viking disclaims any obligation to update these forward-looking statements.

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Viking Therapeutics, Inc.

Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues	$—	$—	$—	$—
Operating expenses:
Research and development	2,507,553	788,646	3,747,428	22,080,286
General and administrative	1,780,668	360,403	3,628,747	1,034,132
Total operating expenses	4,288,221	1,149,049	7,376,175	23,114,418
Loss from operations	(4,288,221)	(1,149,049)	(7,376,175)	(23,114,418)
Other income (expense):
Change in fair value of accrued license fees	—	695,251	(9,381,848)	(264,112)
Change in fair value of debt conversion feature liability	(197,496)	413,703	(826,637)	405,782
Amortization of debt discount	(240,515)	(196,669)	(652,986)	(263,651)
Interest expense, net	(10,312)	(25,037)	(75,379)	(37,131)
Total other income (expense)	(448,323)	887,248	(10,936,850)	(159,112)
Net loss	(4,736,544)	(261,801)	(18,313,025)	(23,273,530)
Other comprehensive loss, net of tax:
Unrealized gain (loss) on securities	7,613	—	(4,848)	—
Comprehensive loss	$(4,728,931)	$(261,801)	$(18,317,873)	$(23,273,530)
Basic and diluted net loss per share	$(0.53)	$(0.06)	$(2.69)	$(5.84)
Weighted-average shares used to compute basic and diluted net loss per share	8,947,480	4,518,439	6,802,169	3,982,147

Viking Therapeutics, Inc.

Balance Sheets

	September 30, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,140,115	$755,857
Short-term investments – available for sale	15,349,507	—
Prepaid expenses and other current assets	1,442,629	17,827
Total current assets	18,932,251	773,684
Deferred IPO financing costs	—	2,268,675
Other assets	80,000	775
Total assets	$19,012,251	$3,043,134
Liabilities, convertible notes and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$401,672	$1,830,724
Accrued license fees	—	19,865,863
Other accrued liabilities	1,103,432	380,257
Accrued interest	152,361	77,222
Convertible notes payable, current portion (net of discount of $588,976 and $6,076 at September 30, 2015 and December 31, 2014, respectively)	1,911,024	304,274
Debt conversion feature liability	2,154,062	58,742
Total current liabilities	5,722,551	22,517,082
Convertible notes payable (net of discount of $0 and $1,235,886 at September 30, 2015 and December 31, 2014, respectively)	—	1,264,114
Debt conversion feature liability	—	1,390,469
Deferred rent	19,149	—
Total long-term liabilities	19,149	2,654,583
Total liabilities	5,741,700	25,171,665
Commitments and contingencies (Note 7)
Stockholders’ equity (deficit):
Common stock, $0.00001 par value: 300,000,000 shares authorized at September 30, 2015 and 25,000,000 shares authorized at December 31, 2014; 9,783,312 shares issued and outstanding at September 30, 2015 and 6,000,000 shares issued and outstanding at December 31, 2014	98	60
Additional paid-in capital	53,729,783	12,866
Accumulated deficit	(40,454,482)	(22,141,457)
Accumulated other comprehensive loss	(4,848)	—
Total stockholders’ equity (deficit)	13,270,551	(22,128,531)
Total liabilities and stockholders’ equity (deficit)	$19,012,251	$3,043,134

Contacts:

Viking Therapeutics, Inc.

Brian Lian, President and CEO

blian@vikingtherapeutics.com

858-704-4660

Vida Strategic Partners

Stephanie Diaz (Investors)

sdiaz@vidasp.com

415-675-7401

Tim Brons (Media)

tbrons@vidasp.com

(646) 319-8981